Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 9, 2020 (except for the effect of the stock split discussed in the second paragraph of Note 16 to the consolidated financial statements, as to which the date is July 14, 2020), with respect to the consolidated financial statements of Jamf Holding Corp. included in the Registration Statement (Form S-1 No. 333-250123) and related Prospectus of Jamf Holding Corp. for the registration of its common stock.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 18, 2020